Exhibit 16

May 13, 2026

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 13, 2026 of Interparfums, Inc. and are in agreement with the statements therein concerning Forvis Mazars LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

New York, NY